EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-84904) of Kyocera Corporation, and the Registration Statements on Form S-8 (Nos. 33-981104, 33-99574, 333-2808, 333-37201, 333-00890, 333-85561, and 333-103611) of our reports dated June 14, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of AVX Corporation, which appear in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” and “Controls and Procedures” in the Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Atlanta, Georgia
June 14, 2005